Exhibit 10.24

Credit Granting Approval Notice

Date: October 18, 2018

(181018-TFB01252514)

To: ECMOHO (Hong Kong) Limited

Import It Corp.

(the “Client”)

Dear Client,

Taipei Fubon Commercial Bank Co., Ltd. Hong Kong Branch (the “Bank”) will provide or extend the following line of credit (the “Credit Granting”) according to the following conditions and the General Agreement about Credit Granting (the “General Agreement”) signed and delivered to the Bank by you. Expressions and terms defined under the General Agreement are also applicable for the Credit Granting Approval Notice.

The Credit Granting Approval Notice supersedes the credit granting approval notice (if any) priorly concluded by and between the Client and the Bank.

1.	Approved conditions for the Credit Granting:

(1)	Line of credit:

•	Item: A

i.	Nature of the Credit Granting: O/A import financing

ii.	Amount: USD25,000,000

iii.	Maturity date/Period/Use method/Payment method of principal and interests:

(1)	36 months as of the signing date

(2)	The longest period of 90 days for each Credit Granting

(3)	Circulating

(4)	Payment of interests upon maturity

(5)	Repayment upon maturity

iv.	Interest rate/service fees:

Use US dollars:

Interests are calculated by the interest rate issued by Reuters at the business date before the borrowing day (the “Pricing Date”), 3M LIBOR+5% p.a. or the interest rate otherwise determined by both parties.

Service fees:

The account management fees of USD75,000 will be collected for three times: USD15,000 before the first appropriation, USD30,000 at the time of 12 months after the first appropriation and USD30,000 at the time of 24 months after the first appropriation. If the appropriation balance (existing balance plus the appropriation newly added this time) exceeds USD10 million for the first time, the account management fees will be increased by USD25,000, which will be collected before the appropriation by lump sum.

v.	Interest payment day: According to the General Agreement.

(2)	Guarantor/Collateral Provider:

•	Guarantor: ECMOHO LIMITED and ECMOHO (Hong Kong) Health Technology Limited

•	Collateral Provider: N.A.

(3)	Guarantee condition: N.A.

(4)	Conditions before appropriation:

•	A

1.	From July to November each year, the upper limit of the line of credit is USD25 million; and for other months, the upper limit is USD15 million.

2.

For each sum of appropriation, copies of invoices of suppliers and transport documents corresponding to 20% of the number of invoices shall be provided, and the appropriation shall be conducted as per 80% of the amount of invoices. The use period will start from the date of money advancing, and shall not exceed 90 days. Appropriated monies will be only remitted to designated suppliers. In the case of advance payment financing, the appropriation will be conducted as per P/O or contract or 80% of the amount of PROFORMA INVOICE, and the balance of advance payment financing shall not exceed USD5 million. If required by the Bank, it will still be necessary to provide a full set of copies of invoices of suppliers, transport documents and receiving notes for each sum of appropriation.

3.	Designated suppliers are as below:

(1)	Unilever Asia Private Limited

(2)	Korea Ginseng Corp.

(3)	Lansinoh Laboratories Shanghai Co. Ltd.

(4)	LG HOUSEHOLD AND HEALTH CARE LTD.

(5)	Neo Schema International Co. Ltd.

(6)	Nestrade S.A.

(7)	Glanbia Performance Nutrition (NA), Inc./ Glanbia Business Services, Inc.

(8)	Puritan’s Pride Inc.

(9)	Unilever Hong Kong Limited

(10)	Wyeth (Hong Kong) Holding Company Limited

(11)	FASCY Co. Ltd.

(12)	Veryberry Co. Ltd.

(13)	Nestle Australia LTD.

(14)	QUALITY FIRST CO. LTD.

In the case of any new supplier, appropriation shall be conducted upon approval by the Bank.

4.

Concerning each sum of appropriation in May, September and October each year, it will be necessary to ensure that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50%]. Concerning each sum of appropriation in June, October and November, it will be necessary to ensure that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] shall not exceed 80% of the existing balance. Concerning each sum of appropriation in other months, it will be necessary to ensure that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] shall not exceed 60% of the existing balance.

•	Qualified inventories are inventories meeting any of the following conditions:

(1)	inventories in transit, whose number does not exceed 30% of the total of inventories set out in Items (2) and (3) below;

(2)	as per the inventory statements provided by warehousing dealers of Hangzhou Xinyi Warehouse each month, inventories with the remaining period not less than one year; or

(3)	as per the inventory statements provided by warehousing dealers of Hong Kong Ming Feng Warehouse each month, inventories entering the warehouse for less than four months.

•	Qualified accounts receivable are accounts receivable meeting conditions set out in Items (1), (2) and (3) below simultaneously:

(1)	accounts receivable generated by trading contracts or orders of buyers JD.COM, Tmall, www.kaola.com and vip.com;

(2)

accounts receivable with a buyer’s e-commerce system indicating the record on confirm of entry into warehouse of goods or with the warehousing inspection and acceptance confirmed by the buyer, and the period from the date of the buyer’s warehousing inspection and acceptance at JD.COM and Tmall to the examination date of each sum of appropriation/the examination date each month after use not exceeding 90 days, and the period from the date of the buyer’s warehousing inspection and acceptance at www.kaola.com and vip.com to the examination date of each sum of appropriation/the examination date each month after use not exceeding 30 days; and

(3)	the collection date of accounts receivable not later than the maturity date set out in the trading contract or order for 14 days.

*	If there is any new scope of application for qualified accounts receivable and qualified inventories, it shall be implemented upon approval by the Bank.

5.

the borrower shall sign and send to all the buyers (including but not limited to JD.COM, Tmall. www.kaola,com, vip.com and JUMEI.COM) the notice that its account has been changed into the account of the Bank. After there is a record about the Tmall B2C remittance to the account of the Bank, can the borrower use the line of credit.

6.	Before the satisfaction of guarantee conditions set out in Items 1 to 4 among after-use tracking conditions, the upper limit of drawdown amount is USD10 million.

7.	The borrower shall sign account charge document.

8.	The borrower shall sign accounts receivable charge document.

9.	The borrower shall sign inventory pledge document.

10.	The borrower shall respectively open an current account and a standby account for compensation, and take the latter as charge account.

11.

Before the appropriation, the share pledge document signed by ECMOHO LIMITED (registered in Cayman) as held by Wang Ying and Zeng Qingchun (and/or Behealth Limited and Uhealth Limited) shall be submitted so as to handle share pledge matters with an external law firm recognized by the Bank.

12.	The Client shall provide the expected revenue in 2018 before the first drawdown.

(5)	After-drawdown tracking conditions:

•	A: See Appendix I for details.

(6)	Other (drawdown) conditions:

1.	The line of credit hereunder is non-commitment line of credit.

2.

The borrower shall provide its accounts on the e-commerce platforms such as JD.COM, Tmall, www.kaola.com and vip.com and passwords thereof, so that the Bank can inquire relevant B2B and B2C transaction and accounting information.

3.

The borrower undertakes that the collection of accounts receivable (including but not limited to accounts receivable from JD.COM, Tmall, www.kaola.com, vip.com and JUMEI.COM) will be all remitted into the account of the Bank within three months after the first drawdown.

4.

The borrower undertakes that the Round-C financing monies (not less than USD20 million) will be priorly deposited into the account of the Bank; the financing monies raised before the first appropriation may not be priorly deposited into the Bank, with evidential documents proving the remittance of the financing monies into the account of any other bank and the flow of the monies used for purchase of materials provided; and, the financing monies raised after the first appropriation will still be priorly deposited into the Bank.

5.

Wang Ying and Zeng Qingchun undertake that the percentage of shares of ECMOHO LIMITED (registered in Cayman) directly and indirectly held by them shall not be lower than 51%, and 51% of the shares held by them shall not set any claims to other creditors, except the Bank.

i.	Preconditions for the first appropriation

Preconditions for the Client’s application for the first appropriation under any line of credit shall be the Bank’s receipt of the following conditions with formats and contents recognized by the Bank:

a.	General Agreement and other credit granting documents (as defined under the General Agreement) formally signed by the Client [and guarantor/provider of collaterals);

b.

evidential documents proving all necessary authorizations or subsequent confirmation for the signature and delivery of the Credit Granting Approval Notice, the General Agreement and other credit granting documents signed and delivered on behalf of the Client [and guarantor/provider of collaterals];

c.	letter of confirmation (if applicable) of guarantor/provider of collaterals signed by an individual guarantor/individual provider of collaterals;

d.

Authorized personnel on behalf of the client [and guarantor/provider of collaterals] to sign the letter of credit; authorization documents for notices, instruments, certificates and other documents required by or in connection with the credit documents, and the certified specimen signatures of the certified personnel;

e.

memorandum of association or articles of association of the Client [and guarantor/provider of collaterals], or other organization documents, business document or certificate of incorporation of the company, or other equivalent documents, which are sufficient to prove that the Client [and guarantor/provider of collaterals] has been lawfully incorporated and still exists; the operation of prevailing business has obtained approvals;

f.	evidential documents about the guarantee already properly registered and set within relevant administrative area and available for execution (if applicable);

g.	application for drawdown signed on behalf of the Client by the authorized signature representative accepted by the Bank;

h.	promissory note formally issued by the Client (if applicable); and

i.	other similar documents, data or evidential documents required by the Bank from time to time.

ii.	Preconditions for the appropriations of all other times

In the case that the following preconditions are not met, the Bank will not be obliged to conduct appropriations for subsequent drawdown within the limit of the line of credit:

a.

concerning the submission of relevant drawdown application and the drawdown, statements and warranties made by the Client under the General Agreement and (if applicable) statements and warranties made by the guarantor or provider of collaterals under the letter of guarantee or relevant guarantee document are authentic and accurate, and are made based on facts and circumstances existing at that time:

b.

at the time of submission of relevant application for appropriation and the time of the appropriation, no default event has occurred or been lasting, or any default event is incurred due to the appropriation; and

c.	application for drawdown signed on behalf of the Client by the authorized signature representative accepted by the Bank.

2.	Other conditions:

(1)

When applying for the appropriation of all or part of the line of credit, the Client shall put forward an request of drawdown to the Bank as per conditions stipulated under the Credit Granting Approval Notice. Before the Bank definitely expresses its agreement about the Client’s application for drawdown, or provides the Client with relevant line of credit, the Bank does not commit the provision of relevant line of credit.

(2)

Unless otherwise stipulated under the Credit Granting Approval Notice, the line of credit are uncommitted line of credit, and the Bank may check the line of credit at any time. The Bank will be entitled to alter, amend, terminate, decrease, suspend or cancel any line of credit at any time. Without prejudice to the foregoing, the Bank will be entitled to change relevant credit granting conditions (including interest rate) without the approval of any other party concerned at any time.

(3)

If the Client applies for extending the one-year credit granting (excluding the line of credit with the letter of guarantee of a bank/letter of credit of guarantee as guarantee, the direct letter of granting for people from the Mainland China or the line of credit from the guarantor from the Mainland China or collaterals (e.g. deposits and real estate)) and passes the examination of the Bank, the credit granting will be extended for one year. If the Client applies for the drawdown after the issue of a new credit granting approval notice, it will be deemed that the Client has approved to accept the new credit approval notice with the same conditions as the Credit Granting Approval Notice.

(4)

The Credit Granting Approval Notice and its supplements constitute a part of the General Agreement signed by and between the Client and the Bank. Matters not covered hereunder shall be subject to the General Agreement, all applications for drawdown and credit granting documents (as defined in the General Agreement).

(5)

If any resolution in meeting minutes of the board of directors of the Client is inconsistent with contents of the Credit Granting Approval Notice, the Bank will, in the condition of not going beyond contents approved by the Bank, regard the board resolution as the condition for contacts between both parties, with no notice given otherwise.

(6)

Please note that there is specific restrictions to the provision by the Bank for persons associated with its director or employee under Article 83 of the Banking Ordinance (Hong Kong Regulations Chapter 155). In consideration of the conclusion of the Credit Granting Approval Notice, the Client confirms for the Bank that it has no relationship with a director or employee of the Bank as specified in Article 83 above. The Client undertakes that if it has any relationship as specified in Article 83 after the conclusion of the Credit Granting Approval Notice, it will immediately notify the Bank in writing.

(7)

Unless approved by the Bank in writing, the Client shall ensure no excess drawdown (i.e. exceeding the line of credit agreed upon in the Credit Granting Approval Notice or the overdraft limit provided by the Bank), even for temporary excess drawdown. In the case of excess drawdown, the Client shall repay the Bank for the part exceeding the line of credit plus interests.

(8)

The Client recognizes and agrees: even if otherwise stipulated under the General Agreement or the Credit Granting Approval Notice, even if otherwise stipulated under the General Agreement or the Credit Granting Approval Notice, if the Bank deems necessary or proper at any time, it will require the immediate repayment of any debt and/or the provision of cash guarantee for any debt (no matter whether the said debt is mature or not), and/or require deposits equivalent to any contingent liability.

(9)

If the there is no public market quotation for the index interest rate applicable for the Pricing Date due to a non-business day of interest rate pricing region, the index interest rate shall be the interest rate provided most recently before the Pricing Date.

(10)

If the index interest rate cannot be provided due to any market interference or cannot reflect the Bank’s capital cost, the index interest rate will be superseded by the Bank’s capital cost or the interest rate otherwise agreed by the Client and the Bank concerning relevant appropriation.

(11)	The Credit Granting Approval Notice shall be interpreted and applied according to the laws of Hong Kong.

Within six months after the signature of the Credit Granting Approval Notice by the Bank, the Client shall sign relevant documents (including but not limited to the Credit Granting Approval Notice, General Agreement, credit granting documents as well as other documents required by the Bank) and deliver such documents to the Bank. If the Client fails to provide any of the aforesaid documents, the Bank will be entitled to cancel line of credit, with no need to notify the Client.

The Bank shall inquire any credit agency about the credit status of the Client, the guarantor and the provider of collaterals (if any), and based on the purpose of the inquiry service, provide the credit agency’s information about the Client, guarantor, provider of collaterals (if any) as well as the line of credit.

[If the Client is a company with limited liability]

The Client undertakes to the Client that it will immediately notify the Bank, if there is any change in its director or beneficial shareholder or any other material adverse change, or its controlling company, subsidiary or associated enterprise fails to make a payment on time. Only in the condition of no adverse change or default, will the Bank start to provide the line of credit. The Client confirms that it has provided the latest organization documents to the Bank and such documents are still continuously effective.

Taipei Fubon Commercial Bank Co., Ltd. Hong Kong Branch

/s/ Michael Chan

Name: Michael Chan

Title: Senior VP

The Client hereby confirms that before the signature of the Credit Granting Approval Notice, it has taken back it for review for at least five days, has fully learnt about contents hereof, and agrees to accept the line of credit provided by the Taipei Fubon Commercial Bank Co., Ltd. Hong Kong Branch as per conditions set out hereunder.

Name of the Client:

ECMOHO (Hong Kong) Limited

Address: Room 9, 4/F, Beverley Commercial Center, No.87-105 Chatham Road South, Tsim Sha Tsui, Kowloon, Hong Kong

/s/ Zeng Qingchun

Authorized signature representative: Zeng Qingchun

Title: director

October 25, 2018

Name of the Client:

Import It Corp.

Address: Intershore Chambers, Road Town, Tortola, BVI

For and on behalf of Import It Corp.

/s/ Zeng Qingchun

Authorized signature representative: Zeng Qingchun

Title: director

October 25, 2018

ECMOHO (Hong Kong) Health Technology Limited

It is hereby confirmed that the original of the General Agreement signed by Zeng Qingchun on October 25, 2018 has been obtained, contents of the General Agreement and the Credit Granting Approval Notice have been fully known, and it is agreed to act as guarantor and/or provider of collaterals for relevant credit granting according to conditions under the General Agreement signed by Zeng Qingchun on October 25, 2018 and the Credit Granting Approval Notice signed by Zeng Qingchun on October 25, 2018 (both of which are originals).

For and on behalf of ECMOHO (Hong Kong) Health Technology Limited

/s/ Zeng Qingchun

Signed by: ECMOHO (Hong Kong) Health Technology Limited

Authorized signature representative: Zeng Qingchun

Address: ROOM 2103 TUNG CHIU COMMERCIAL CENTRE 193 LOCKHART ROAD WAN CHAI HONG KONG

ECMOHO LIMITED

It is hereby confirmed that the original of the General Agreement signed on October 25, 2018 has been obtained, contents of the General Agreement and the Credit Granting Approval Notice have been fully known, and it is agreed to act as guarantor and/or provider of collaterals for relevant credit granting according to conditions under the General Agreement signed on October 25, 2018 and the Credit Granting Approval Notice signed on October 25, 2018 (both of which are originals).

For and on behalf of ECMOHO LIMITED

/s/ Zeng Qingchun

Signed by: ECMOHO LIMITED

Authorized signature representative: Zeng Qingchun

Address: Fifth Floor, Zephyr House, 122 Mary Street, George Town, P.O. Box 31493, Grand Cayman KY1-1206, Cayman Islands

CA		Business group		Checker/Reviewer
Director	Handler	Director	Handler	October 25, 2018
Li Jiehui(seal)	Jin Yuting(seal)	Zhang Guangqian(seal)	Zeng Juntang(seal)	Zeng Juntang(seal)

Appendix I

•	After-drawdown tracking conditions:

I. Guarantee conditions:

1. The pledge of shares of ECMOHO LIMITED (registered in Cayman) held by Wang Ying, Zeng Qingchun (and/or Behealth Limited and Uhealth Limited) shall be completed in one month after the first drawdown, with the total number of pledged shares not less than 18,787,600 shares. Otherwise, the line of credit will be frozen. If the appropriation balance (existing balance plus the appropriation newly added this time) exceeds USD10 million for the first time, the pledge of shares of ECMOHO LIMITED (registered in Cayman) held by Wang Ying, Zeng Qingchun (and/or Behealth Limited and Uhealth Limited) shall be completed within one month after the appropriation, with the cumulative number of pledged shares not less than 37,575,200. Otherwise, the line of credit will be frozen.

2. Account charge: ECMOHO (Hong Kong) Limited shall complete registration at the Hong Kong companies registry within three months after the first drawdown, and Import It Corp. shall compete registration at the original companies registration place within three months after the first drawdown. Otherwise, the line of credit will be frozen (before the completion of registration of ECMOHO (Hong Kong) Limited, appropriation shall be conducted after the receipt of submission of charge registration application is obtained).

3. Charge of accounts receivable: ECMOHO (Hong Kong) Limited shall complete the first order registration at the Hong Kong companies registry within three months after the first drawdown, and Import It Corp. shall compete the first order registration at the original companies registration place within three months after the first drawdown. Otherwise, the line of credit will be frozen (before the completion of registration of ECMOHO (Hong Kong) Limited, appropriation shall be conducted after the receipt of submission of charge registration application is obtained).

4. Charge of inventories: ECMOHO (Hong Kong) Limited shall complete the first order registration at the Hong Kong companies registry within three months after the first drawdown, and Import It Corp. shall compete the first order registration at the original companies registration place within three months after the first drawdown. Otherwise, the line of credit will be frozen (before the completion of registration of ECMOHO (Hong Kong) Limited, appropriation shall be conducted after the receipt of submission of charge registration application is obtained), and a lawyer recognized by the Bank will give opinions on the pledge of inventories in domestic bonded warehouse (specified in inventory pledge document, in writing or by mail).

II. Regular examination conditions:

1. The Client shall provide the expected revenue in 2018 before the first drawdown; as of October 2018, provide the expected revenue of the first half of next year before the end of October each year and the expected revenue of current year before the end of April each year (for example, provide the expected revenue of the first half of 2019 before the end of October 2018 and the expected revenue of 2019 before the end of April 2019), and as from the next month of first drawdown, make the following examinations before the 15th day of each month. If any of examinations for Items (1), (2), (4), (5) and (6) is not passed, the line of credit shall be frozen. Only upon approval by the Bank, can the appropriation continue. If the examination for Item (3) is not passed, the excess part shall be paid off within 5 business days (inclusive).

(1) The cumulative actual revenue in the recent three months (e.g.: examination for May - July before August 15) is not less than 75% of the expected revenue in the same period, and the revenue of the buyers (JD.COM, Tmall, www.kaola.com and vip.com) plus the B2C cumulative actual revenue of the borrower at the Tmall platform shall not be lower than 60% of the expected revenue in the same period.

(2) The inventory balance at the end of the preceding month is not higher than 80% of the expected revenue in future four months (including the current month of examination).

(3) Concerning each sum of appropriation in May, September and October each year, it is necessary to inspect that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50%]. Concerning each sum of appropriation in June, October and November, it will be necessary to ensure that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] shall not exceed 80% of the existing balance. Concerning each sum of appropriation in other months, it is necessary to inspect that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] does not exceed 60% of the existing balance.

(4) The collection and settlement rate of payment made by the final consumer on the Tmall platform in the preceding month is not lower than [65%] and that of the buyers JD.COM, Tmall, www.kaola.com and vip.com is not lower than [80%] (collection and settlement rate = (sales revenue - discount and refund amount - other deductions)/sales revenue, other deductions include but are not limited to platform fees, transport expenses and tariff).

(5) Inventory statements (including the information on effective period) of Hangzhou Xinyi Warehouse and Hong Kong Ming Feng Warehouse issued by the third-party warehouse is obtained, and whether the quantity of inventories is consistent with the quantity of inventories (excluding inventories in transit) provided by the borrower is examined.

(6) The rating of top three products of the Client on the Tmall platform shall not be lower than the rating of four (inclusive).

2. As for the inspection of the collection amount of quarterly accounts receivable of the borrower deposited into the account of the Bank, the entry amount during October - December 2018 to be inspected in January 2019 for the first time shall not be lower than USD10 million, and as from the inspection of entry amount during January - March 2019 to be inspected in April 2019, the entry amount in the first three month/the first six months/the first nine months/full year shall not be lower than USD5 million/USD10 million/USD25 million/USD40 million respectively. If the appropriation balance (existing balance plus the new appropriation) exceeds USD10 million for the first time, concerning the inspection of the collection amount of quarterly accounts receivable of the borrower deposited into the account of the Bank after the appropriation, it will be adjusted into that the entry amount during October - December 2018 to be inspected in January 2019 for the first time shall not be lower than USD30 million, and as from the inspection of entry amount during January - March 2019 to be inspected in April 2019, the entry amount in the first three month/the first six months/the first nine months/full year shall not be lower than USD15 million/USD30 million/USD60 million/USD90 million respectively. If the first inspection is not passed, the actual interest rate will be increased by 0.25% according to the original interest rate. If the continuous two inspections are not passed, the line of credit will be frozen. Only after approval by the Bank, can the appropriation be conducted continually.

3. As from the next month after the first drawdown, it will be inspected every three months whether the ratio of overdue accounts receivable of the borrower at the end of the preceding month does not exceed 10% (ratio of overdue accounts receivable = net amount of accounts receivable overdue upon the maturity date of payment set out in the trading contract or order/net amount of accounts receivable). If the inspection is not passed, the line of credit will be frozen. Only after approval by the Bank, can the appropriation be conducted continually.

4. As from the next month after the first drawdown, it will be inspected every three months whether the inventory depletion rate of the borrower at the end of the preceding month (= inventory loss, surplus and deficiency/revenue) does not exceed 3%. If the inspection is not passed, the line of credit will be frozen. Only after approval by the Bank, can the appropriation be conducted continually.

5. Control over the special standby account for compensation: If conditions in Items (1) and (2) are met simultaneously, the buyer’s inward remittance shall be transferred to the current account opened by the Client at the Bank.

(1) Concerning each sum of appropriation in May, September and October each year, it is necessary to inspect that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50%]. Concerning each sum of appropriation in June, October and November, it will be necessary to ensure that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] shall not exceed 80% of the existing balance. Concerning each sum of appropriation in other months, it is necessary to inspect that the existing balance (including the new appropriation amount) does not exceed [qualified inventories * 50% + qualified accounts receivable * 80%] and [qualified inventories * 50%] does not exceed 60% of the existing balance.

(2) There is no financing balance outstanding at maturity.

6. The Round-C financing of the group (not less than USD20 million) shall be finished before the end of December 2018, otherwise the line of credit will be frozen.

7. Financial ratio restrictions: (1) Before IPO, Shanghai ECMOHO Health Biotechnology Co., Ltd.: A. the interest coverage ratio before consolidated amortization (EBITDA/interest cost) shall not be lower than two times. B. Financial liability ratio (financial liability/net value) shall not be higher than 160%. (2) After IPO, ECMOHO Ltd.: A. the interest coverage ratio before consolidated amortization (EBITDA/interest cost) shall not be lower than two times. B. Financial liability ratio (financial liability/net value) shall not be higher than 75%. The aforesaid financial ratio restrictions are examined once half a year and respectively on May 15 and October 15 each year, according to the annual consolidated financial report examined and signed by certified public account and the mid-term consolidated self-conclusion financial report provided by the borrower.

8. In the case of advance from shareholder or borrowing from an associated person, the borrower shall ensure that the shareholder/associated person agrees to issue the letter of consent about the creditor’s right thereof inferior to the creditor’s right hereunder.

9. It will be inspected every three months whether the average deposit balance of the group’s account at the Bank within the three months is not lower than 10% of the average credit granting balance of the Bank in the same period. October to December 2018 will be inspected for the first time in January 2019. If the inspection is not passed, the line of credit will be frozen. Only after approval by the Bank, can the appropriation be conducted continually.

III. Collection of account management fees:

Account management fees of USD75,000 will be collected by three instalments: USD15,000 before the first appropriation, USD30,000 12 months after the first appropriation and USD30,000 24 months after the first appropriation. If the appropriation balance (existing balance plus the new appropriation) exceeds USD10 million for the first time, the account management fees will be increased by USD25,000, which will be collected before the appropriation.

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